Exhibit 99.2

TRLG Q2 Management Commentary	2012

For a discussion of our consolidated results on the second quarter of 2012, please see our earnings release issued on July 31, 2012.  Below please find additional information regarding our second quarter and year to date results by business segment.

Second Quarter Segment Overview

U.S. Consumer Direct net sales in the second quarter of 2012 increased 9.4% to $64.4 million due to the addition of 20 new stores since April 1, 2011, and to the same-store sales increase of 2.4%.  The same-store sales increase encompasses the 96 stores that were open for at least 12 full months as well as the Company’s e-commerce sales.

In the second quarter of 2012, this segment opened seven stores and relocated one store, ending the second quarter with 116 retail stores, compared to 102 as of June 30, 2011. The store count at the end of the second quarter 2012 includes 83 full-price stores and 33 outlet stores.

The segment’s weighted average retail square footage for the second quarter of 2012 was 211,000 square feet compared to 188,000 square feet for the second quarter of 2011. At June 30, 2012, the total retail square footage was 223,000 square feet.  A recap of the stores opened from April 1, 2012 to June 30, 2012 is attached to this commentary.

Other key metrics in the U.S. Consumer Direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans decreased to $251 in the second quarter of 2012 from $254 in the second quarter of 2011.

Sportswear sales made up 37.3% of the U.S. Consumer Direct net sales in the second quarter 2012, compared to 31.8% in the second quarter of 2011.

The U.S. Consumer Direct gross margin decreased to 69.8% in the second quarter of 2012 from 72.9% in the same quarter in 2011. During the second quarter of 2012, we took increased markdowns in our outlet stores in order to sell-through slower moving women’s merchandise and a higher percentage of the segment’s sales came from the lower margin outlet stores as compared to the full price stores.  Also, we initiated a semi-annual sale in June 2012 to respond to the highly promotional retail environment and to maximize our gross profit on seasonal merchandise.

The $2.5 million increase in U.S. Consumer Direct SG&A was primarily due to costs associated with the increase in store count from 102 at the end of June 2011 to 116 at the end of June 2012 and increases in field management and merchandising planning and buying resources to support the sales growth of this segment.  As a percentage of U.S. Consumer Direct net sales, SG&A increased by 70 bps to 37.0% primarily due to the increases in field management and merchandising planning and buying resources.  The segment’s second quarter 2012 4-wall SG&A rate was 31.3%, a decrease of 90 basis points from the second quarter 2011.

Second quarter operating income within the U.S. Consumer Direct segment decreased by 2.2% to $21.1 million. The U.S. Consumer Direct segment’s operating margin also decreased to 32.7% in the second quarter of 2012 from 36.6% in the second quarter of 2011, primarily due to the decreased gross margin on women’s merchandise and the segment’s planned increases in field management and merchandise planning and buying resources to support the segment’s net sales growth. The segment’s 4-wall operating margin was 39.2% in the second quarter 2012 versus 40.6% in second quarter 2011.

U.S. Wholesale net sales for the quarter increased to $22.4 million, a 6.7% increase as compared to the prior year quarter.  This is the second consecutive year-over-year quarterly increase in this segment’s net sales.  The increase in this segment’s net sales is primarily due to an increase in sales to the Off-Price and Specialty channels, which was partially offset by a decrease in sales to Majors.  The Off-Price sales increased so we could clear excess merchandise.  The Specialty channel’s sales increased its sales of men’s merchandise, especially denim pants and other styles, including cargo shorts and denim jackets and vests.

Gross margin decreased by 210 basis points to 50.0% in the second quarter of 2012 primarily due to an increase in sales to the Off-Price channel, which earns a lower gross margin.  Also contributing to the gross margin decrease was a sales mix shift within the Off-Price channel towards the sale of excess merchandise, which earns a lower gross margin than merchandise designed for this channel.

SG&A expenses decreased by 36.3% to $1.4 million primarily due to a decrease in bad debt expense as we wrote off a $0.7 million receivable in the second quarter of 2011 as a result of a former customer’s bankruptcy filing.  The decrease in SG&A costs combined with the segment’s increase in sales contributed to the U.S. Wholesale SG&A rate decreasing from 10.8% in the second quarter of 2011 to 6.4% in the second quarter of 2012.

The U.S. Wholesale segment’s operating income increased by 12.6% to $9.8 million, and its operating margin increased from 41.3% in the second quarter of 2011 to 43.5% in the second quarter of 2012 driven by the reduction in bad debt expense in the second quarter of 2012 as compared to the second quarter of 2011.

International net sales declined by 2.0% to $17.7 million primarily due to a slowdown in wholesale sales in Korea and Canada.  This wholesale sales slowdown was anticipated in the second quarter 2012 forecasted earnings per share.  Partially offsetting this decrease was a 114% increase in international retail sales due to an increase in our international retail store count. In the second quarter of 2012, this segment opened five stores, ending the second quarter with 23 retail stores, compared to nine as of June 30, 2011. The store count at the end of the second quarter 2012 includes 14 full-price stores and 9 outlet stores.

Gross margin expanded by 550 basis points to 61.9% in second quarter 2012 due to the sales mix shift towards our international retail business, which earns a higher gross margin than our wholesale business.

The segment’s SG&A increased to $9.3 million from $7.0 million primarily due to the increase in the number of retail stores.  As a percentage of net sales, SG&A was 52.2% in the second quarter of 2012 versus 38.9% in the second quarter of 2011. This SG&A rate increase was driven by the wholesale sales decrease and the sales mix shift to the direct retail business, which has a higher SG&A rate than the wholesale business.

The International segment’s operating income decreased by 45.9% to $1.7 million, and its operating margin decreased to 9.7% from 17.5% primarily due to the wholesale sales decreases in Canada and Korea.  The segment’s retail stores had a 4-wall operating margin of 17.6% in the second quarter of 2012.

Year-to-Date Segment Overview

U.S. Consumer Direct net sales in the first six months of 2012 increased 15.7% to $129.8 million due to the expansion of our retail store count and a 7.8% same store sales increase.

The U.S. Consumer Direct gross margin decreased to 70.1% in the first six months of 2012 from 72.6% in the same period in 2011. During the first six months of 2012, we experienced a sales mix shift toward our lower margin outlet stores and we took increased markdowns in our outlet stores in order to clear slower moving women’s merchandise.  Also, contributing to the reduction was our strategy to price selected new women’s styles and new European sportswear competitively.

The $6.3 million increase in U.S. Consumer Direct SG&A was primarily due to costs associated with the increase in store count.  Also contributing to the increase is the addition of field management and merchandise planning and buying resources to support this segment’s sales growth.  As a percentage of U.S. Consumer Direct net sales, SG&A decreased by 20 bps to 36.6% primarily due to the same-store sales increase, which produced leverage on fixed costs.

Operating income within the U.S. Consumer Direct segment increased by 8.0% to $43.4 million. The U.S. Consumer Direct segment’s operating margin decreased to 33.4% in the first six months of 2012 from 35.8% in the first six months of 2011, primarily due to the addition of field management and merchandise planning and buying resources.  The segment’s four-wall operating margin was 39.7% in the first six months of 2012 versus 39.9% in the first six months of 2011.

U.S. Wholesale net sales for the first six months increased by 4.8% to $43.9 million, primarily due to an increase in sales to the Specialty and Off-Price channels, which was partially offset by a decrease in sales to Majors.

Gross margin decreased by 120 basis points to 51.6% in the first six months of 2012 primarily due to an increase in sales to the Off-Price channel, which earns a lower gross margin.  Also contributing to the decrease was a sales mix shift within the Off-Price channel towards increased sales of excess merchandise, which earns a lower gross margin than merchandise designed for this channel.

SG&A expenses decreased by $1.2 million to $3.0 million primarily due to a decrease in bad debt expense.  In the second quarter of 2011 we wrote off a $0.7 million receivable from a former customer as a result of their bankruptcy filing.  The decrease in SG&A costs combined with the segment’s increase in sales contributed to the U.S. Wholesale SG&A rate decreasing from 10.0% in the first six months of 2011 to 6.8% in the first six months of 2012.

The U.S. Wholesale segment’s operating income increased by 9.5% to $19.7 million, and its operating margin increased from 42.9% in the first six months of 2011 to 44.8% in the first six months of 2012 driven by the reduction in bad debt expense and the segment’s growth in net sales.

International net sales increased by 0.8% to $36.9 million primarily due to the increase of our 2012 retail store count.  This increase was offset by a slowdown in wholesale sales in Korea, Canada and Germany.

Gross margin expanded by 350 basis points to 58.7% in first six months of 2012 due to the sales mix shift towards our international retail business, which earns a higher gross margin than our wholesale business.

The segment’s SG&A increased to $17.4 million from $13.8 million primarily due to the increase in the retail store count.  As a percentage of net sales, SG&A was 47.3% in the first six months of 2012 versus 37.7% in the first six months of 2011. This SG&A rate increase was driven by the wholesale sales decrease and the sales mix shift to the direct retail business, which has a higher SG&A rate than the wholesale business.

The International segment’s operating income decreased by 33.8% to $4.2 million, and its operating margin decreased to 11.4% from 17.4% primarily due to a slowdown in wholesale sales in Korea, Canada and Germany.

True Religion Brand Jeans - Retail stores opened from April 1, 2012 through June 30, 2012

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
US Stores
1	The Domain	Austin	TX	6/6/2012	1,607	Retail
2	Christiana	Newark	DE	6/13/2012	1,543	Retail
3	City Creek	Salt Lake City	UT	6/27/2012	1,470	Retail
4	Crabtree Valley	Raleigh	NC	6/28/2012	1,273	Retail
5	Great Lakes Crossing	Auburn Hills	MI	5/17/2012	2,601	Outlet
6	Merrimack Premium	Merrimack	NH	6/14/2012	3,368	Outlet
7	Jersey Gardens	Elizabeth	NJ	6/27/2012	2,583	Outlet

		City	Country
International Stores
1	West Edmonton	Edmonton	Canada	4/19/2012	1,768	Retail
2	Metropolis	Burnaby	Canada	4/19/2012	1,286	Retail
3	Mapleview Centre	Burlington	Canada	5/18/2012	1,243	Retail
4	Kildare	Kildare	Ireland	5/31/2012	1,292	Outlet
5	Parndorf	Parndorf	Austria	6/28/2012	1,615	Outlet

True Religion Brand Jeans - Total Retail Stores

	As of	Opened during	Closed during	Relocated during	As of	Remainder to be
Store Count	June 30, 2011	Q2 2012	Q2 2012	Q2 2012	June 30, 2012	opened in 2012
US Stores
Regular Price	73	4	0	0	83	3
Outlet	29	3	0	1	33	3

US Store Total	102	7	0	1	116	6

International Stores
Regular Price	6	3	0	0	14	6
Outlet	3	2	0	0	9	1

International Store Total	9	5	0	0	23	7

Total US and International Stores	111	12	0	1	139	13